Exhibit 99.1
ORIGEN FINANCIAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007
RESULTS AND ACTIONS TO RESPOND TO CREDIT MARKET CONDITIONS
SOUTHFIELD, MI — March 13, 2008 — Origen Financial, Inc. (Nasdaq: ORGN), a real estate investment trust that is in the business of originating and servicing manufactured housing loans, today announced a net loss of $39.1 million for the quarter ended December 31, 2007, representing $1.54 per share on a fully-diluted basis, as compared to net income of $2.0 million, or $0.08 per share on a fully-diluted basis for the quarter ended December 31, 2006. Net loss for the full year of 2007 was $31.8 million or $1.26 per fully-diluted share, as compared to net income of $7.0 million, or $0.28 per fully-diluted share for the full year of 2006. Origen’s Board of Directors did not declare a common stock dividend payment for the fourth quarter of 2007. Due to the nature of the items which created the loss for 2007, REIT net taxable income for 2007 was not affected, and there will be no re-characterization of dividends reported to stockholders for the tax year 2007.
Recent and current conditions in the credit markets have adversely impacted Origen’s business and financial condition. Subsequent to Origen’s annual evaluation of asset impairment at December 31, 2007, the company determined that its recorded goodwill was fully impaired. The extended decline of the company’s share price resulting from turmoil in the credit markets led Origen to record a non-cash goodwill impairment charge in the fourth quarter of $32.3 million. In addition, Origen had credit facilities structured as repurchase agreements backed by four asset-backed bonds. In February 2008, Origen sold one of its asset-backed bonds to eliminate pressure from its lender. The proceeds from the sale of this bond retired all debt under repurchase agreements secured by this bond and three others that the company continues to hold. Origen consequently re-characterized the sold bond as available for sale as of December 2007 and recognized an other-than-temporary impairment charge of $9.2 million. Without the non-cash impairment charge for goodwill and the sale of the bond, Origen earned $9.7 million for the 2007 year.
Current Market Conditions and their Effect on Origen’s Business
Origen’s business model is dependent on the availability of credit, both for the funding of newly originated loans and for the periodic securitization of pools of loans that have been originated and funded by short-term borrowings from warehouse lenders. The securitization process permits Origen to sell bonds secured by the loans it has originated. The proceeds from the bond sales are used to pay off the warehouse lenders and recharge the availability of funding for newly originated loans. If warehouse funding is not available, or is available only on terms that do not permit Origen to profit from loan origination, Origen’s origination of loans only can be continued at a loss. If there is no market for securitization at rates of interest and leverage levels acceptable to Origen, Origen’s only alternative for satisfying its obligations under its warehouse line is to sell the manufactured housing loans to a purchaser. If purchasers are unwilling to pay at least the full amount advanced to borrowers plus all related fees and costs, sales of loans are not profitable for Origen.
During 2007, the credit markets that Origen depends upon for warehouse lending for originations and for securitization of its originated loans, as well as the whole loan market for acquisition of loans originated by Origen, deteriorated. This situation began with problems in the sub-prime loan market and subsequently has had the same effect on lenders and investors in asset classes other than sub-prime mortgages, such as Origen’s manufactured housing loans.

Despite actions by the Federal Reserve Bank to lower interest rates and increase liquidity, uncertainty among lenders and investors has continued to reduce liquidity, drive up the cost of lending and drive down the value of assets in these markets relied upon by Origen. The specific effects are that banks and other lenders have reported large losses, have demanded that borrowers reduce the credit exposure to these assets resulting in “margin calls” or reductions in borrowing availability, and have caused massive sales of underlying assets that collateralize the loans. The consequence of these sales has been further downward pressure on market values of the underlying assets, such as Origen’s manufactured housing loans, despite the continued high intrinsic quality of Origen’s loans in terms of borrower creditworthiness and low rates of delinquencies, defaults and repossessions.
For Origen, the effect of these conditions has been as follows:
•	The company’s stock price has steadily declined to a point where it is well below its tangible net book value. As a consequence, the company recorded a non-cash impairment charge, writing off its entire goodwill of $32.3 million in December 2007.

•	In February 2008, to satisfy its primary lender, the company sold an asset-backed bond for $22.5 million, in order to fully pay off $19.6 million of obligations secured by this bond and three others that the company continues to hold. Sale of this bond resulted in the company recording an asset impairment charge in 2007 of $9.2 million.

•	Origen’s warehouse facility, which has an outstanding loan balance of approximately $146.4 million, expires on March 14, 2008. As Origen depends on securitization of its loans to pay down its warehouse line, the absence of a profitable financing in the securitization market requires that Origen sell its loans that are currently on its warehouse line in order to pay off the warehouse line.

•	The absence of a profitable exit in the securitization market and reduced pricing in the whole loan market requires that Origen suspend originating loans for its own account until these markets recover. Origen will continue to provide its third-party loan origination services.

•	Origen has approximately $50 million outstanding under its supplemental advance residual facility that expires on March 14, 2008. Origen’s lender under this facility has agreed to extend the due date of this facility until June 13, 2008, subject to certain conditions.
The Board of Directors is assessing the best possible courses of action for the company to realize the highest value for its stockholders, including (a) continuation of the company’s business, currently pared down to its third-party fee business and management of its $1 billion loan portfolio; (b) a possible sale of certain company assets; or (c) the possible sale of the entire company.
Despite exceptional operating results, excluding impairments, and continued outstanding credit performance on Origen’s loan portfolio during the last year, the specific actions noted above were taken by the company as a consequence of the described market conditions. The actions do not reflect on the credit performance or long-term realizable value of Origen’s loan portfolio, which in management’s opinion continues to remain very high.
Sale of Un-securitized Loans
The company has been in discussions and expects to sell its un-securitized loans soon and will use most of the proceeds to pay off its warehouse facility. The loan sale is subject to final agreement and customary closing conditions.

Continuing Operations
As noted above, Origen has determined to suspend portfolio loan originations and has taken steps to right-size its workforce. At the present time, Origen retains and operates its third-party loan origination business and management of its loan portfolio.
Ronald A. Klein, Origen’s Chief Executive Officer, stated, “Despite the extreme market difficulties we faced last year, we were nevertheless able to increase our overall originations, complete two successful securitizations, and our portfolio performance has been exceptional. During a period of extreme turmoil in the credit markets, we increased our already high credit standards. Additionally, our third party originations increased substantially over the prior year. Most importantly, the credit performance of our loan portfolio continues to exceed our expectations. In 2007, we had record low default rates, record low charge-offs, record low delinquencies, and record high recovery rates. This loan portfolio continues to perform at record levels to date notwithstanding the general turmoil in the housing market. We continue to work tirelessly to protect and maximize stockholder value as we examine our alternatives.”
“We have been negatively impacted by the global credit and liquidity crunch generally attributed to have started with sub-prime mortgage defaults and foreclosures occasioned by falling housing values and lenient lending practices. Credit tightening and resulting asset repricing has impacted companies like Origen that had no direct exposure to sub-prime mortgage loans. We have been subjected to margin calls and market value adjustments on our credit facilities despite our continued excellent loan performance. The ongoing uncertainty and credit stress in the housing and capital markets, and the resulting lack of liquidity have curtailed access to the securitization market. Further securitization financings of our loans have effectively become unavailable to us on a profitable basis. In the end, our management and Board had no practical choice but to suspend funding new loans until market conditions allow us to earn a profit from those activities.”
“Despite our decision to sell our un-securitized loans, the company continues to hold assets believed by management to have significant value. Our Board and management continue to strive to maximize the value of these assets and operations for our stockholders.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for March 14, 2008, at 11:00 a.m. Eastern Time to discuss fourth quarter and year-end results and current operations. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 877-419-6590. A replay will be available through March 24, 2008 by dialing 888-203-1112 passcode 3845644. You may also access the replay on Origen’s website for 90 days after the call.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause

Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Origen is based in Southfield, Michigan, with significant operations in Ft. Worth, Texas.
For more information about Origen, please visit http://www.origenfinancial.com.

Origin Finencial, Inc.
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ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share data)

	(Unaudited)
	December 31,	December 31,
	2007	2006
ASSETS

Assets
Cash and Equivalents	$10,791	$2,566
Restricted Cash	16,290	15,412
Investment Securities	32,393	41,538
Loans Receivable-Net	1,193,916	950,226
Servicing Advances	6,298	7,741
Servicing Rights	2,146	2,508
Premises & Equipment	2,974	3,513
Repossessed Houses	4,981	3,046
Goodwill	—	32,277
Other Assets	14,412	14,240

Total Assets	$1,284,201	$1,073,067

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$173,072	$131,520
Securitization Financing	884,650	685,013
Repurchase Agreements	17,653	23,582
Note Payable	14,593	2,185
Other Liabilities	45,848	26,303

Total Liabilities	1,135,816	868,603

Equity	148,385	204,464

Total Liabilities and Equity	$1,284,201	$1,073,067

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Origin Finencial, Inc.
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ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)

	Twelve Months Ended
	(Unaudited)
	December, 31	December, 31	Increase
	2007	2006	(Decrease)
Interest Income
Total Interest Income	$92,127	$74,295	$17,832
Total Interest Expense	59,758	43,498	16,260

Net Interest Income Before Loan Losses and Impairment	32,369	30,797	1,572
Provision for Loan Losses	8,739	7,069	1,670
Impairment of Purchased Loan Pool	—	485	(485)

Net Interest Income After Loan Losses and Impairment	23,630	23,243	387
Non-interest Income	22,040	17,787	4,253
Non-interest Expenses:
Total Personnel	24,449	23,847	602
Total Loan Origination & Servicing	1,985	1,619	366
Goodwill Impairment	32,277	—	32,277
Investment Impairment	9,179	114	9,065
Total Other Operating	9,487	8,501	986

Total Non-interest Expenses	77,377	34,081	43,296

Net Income (Loss) Before Income Taxes and Before Cumulative Effect of Change in Accounting Principle	(31,707)	6,949	(38,656)
Income Tax Expense	60	24	36

Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	(31,767)	6,925	(38,692)
Cumulative Effect of Change in Accounting Principle	—	46	(46)

Net Income (Loss)	(31,767)	6,971	(38,646)

Weighted Average Common Shares Outstanding, Basic	25,316,278	25,125,472	190,806

Weighted Average Common Shares Outstanding, Diluted	25,316,278	25,181,654	134,624

Earnings Per Share on Basic Average Shares Outstanding	$(1.26)	$0.28	$(1.54)

Earnings Per Share on Diluted Average Shares Outstanding	$(1.26)	$0.28	$(1.54)

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Origin Finencial, Inc.
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ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Quarter Ended
	December, 31	December, 31	Increase
	2007	2006	(Decrease)
Interest Income
Total Interest Income	$25,064	$20,223	$4,841
Total Interest Expense	17,121	12,170	4,951

Net Interest Income Before Losses and Impairment	7,943	8,053	(110)
Provision for Loan Losses	2,954	2,145	809
Impairment of Purchased Loan Pool	—	485	(485)

Net Interest Income After Losses and Impairment	4,989	5,423	(434)
Non-interest Income	6,112	5,037	1,075
Non-interest Expenses:
Total Personnel	5,586	5,861	(275)
Total Loan Origination & Servicing	531	505	26
Goodwill Impairment	32,277	—	32,277
Investment Impairment	9,179	—	9,179
Total Other Operating	2,556	2,037	519

Total Non-interest Expenses	50,129	8,403	41,726

Net Income Before Income Taxes	(39,028)	2,057	(41,085)
Income Tax Expense	103	24	79

Net Income	$(39,131)	$2,033	$(41,164)

Weighted Average Common Shares Outstanding, Basic	25,395,205	25,203,558	191,647

Weighted Average Common Shares Outstanding, Diluted	25,395,205	25,203,558	191,647

Earnings Per Share on Basic Average Shares Outstanding	$(1.54)	$0.08	$(1.62)

Earnings Per Share on Diluted Average Shares Outstanding	$(1.54)	$0.08	$(1.62)

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